Exhibit 99.1

Annapolis Bancorp Reports 2010 Earnings of $1.6 Million

Nonperforming Assets Reduced by 48%

ANNAPOLIS, Md.--(BUSINESS WIRE)--February 3, 2011--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced a $3.3 million rebound in earnings for the year ended December 31, 2010, as net income improved to $1,616,000 from a net loss of $1,707,000 for the twelve months ended December 31, 2009.

After accruing for preferred stock dividends, net income available to common shareholders for 2010 totaled $1,131,000 ($0.29 per basic and diluted common share) compared to a net loss of $2,149,000 ($0.56 per basic and diluted common share) available to common shareholders for fiscal year 2009.

Full year results for 2010 included a provision for credit losses of $2,148,000 compared to a provision for credit losses of $6,540,000 in 2009. The allowance for credit losses totaled $6.9 million (67.6% of nonperforming assets) at December 31, 2010 compared to $7.9 million (41.0% of nonperforming assets) at year-end 2009. Nonperforming assets at December 31, 2010 amounted to $10.1 million or 2.35% of total assets, a reduction of $9.2 million or 48% compared to $19.3 million or 4.35% of total assets at December 31, 2009. The decrease reflects year-to-date net charge-offs of $3.2 million and $6.9 million in problem loan resolutions, which include the return of borrowers to performing status, payoffs, and sales of foreclosed assets.

“We are pleased to report a turnaround in operating earnings and significantly improved asset quality at year-end 2010,” said Chairman and CEO Richard M. Lerner. “While encouraged that our response to the economic downturn has yielded positive results, we recognize there is still much to be accomplished, as we continue to aggressively manage nonperforming assets, build capital and reserves, and make investments in our franchise that are intended to benefit our customers and shareholders in future periods.”

Gross loans totaled $279.9 million at the end of 2010, down $2.1 million from $282.0 million at December 31, 2009, as persistently high unemployment and the anemic economic recovery suppressed business expansion and overall demand for credit throughout the year.

In response to limited lending and investment opportunities, total assets at December 31, 2010 decreased $12.2 million or 2.7% to $432.1 million compared to $444.3 million at December 31, 2009. Over the course of 2010 the Company elected to reduce its investment securities by $21.6 million and bolster its level of short-term liquidity, which is placed in federal funds sold and balances with banks.

On the funding side of the balance sheet, demand deposit accounts (noninterest bearing deposits) increased to $45.5 million as of December 31, 2010, up $4.7 million or 11.5% from $40.8 million at year-end 2009, while interest bearing deposits decreased year-over-year by $14.2 million or 4.6%. The reduction in interest bearing deposits was driven by an $18.4 million decrease in certificates of deposit that was partially offset by increases in savings, NOW and money market accounts. Total long-term debt decreased by $5.0 million since December 31, 2009, reflecting a strategic reduction in Federal Home Loan Bank borrowings.

Stockholders’ equity increased $2.1 million or 6.6% to $34.8 million at December 31, 2010 compared to $32.6 million at December 31, 2009. At December 31, 2010, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.8%, a total capital ratio of 14.1%, and a Tier 1 leverage ratio of 9.1%. Book value per common share at December 31, 2010 increased to $6.81 from $6.39 at December 31, 2009.

In the year just ended, net interest income improved by $1,129,000 or 8.0% compared to 2009, and the Company’s net interest margin expanded to 3.69% from 3.32%.

Interest income for 2010 decreased by $1,373,000 or 6.5% compared to the same period last year, as average earning assets contracted $12.6 million, reinvestment yields continued to decline, and the Company increased its short-term liquidity position.

Interest expense decreased by $2,502,000 or 35.1%, due to average interest-bearing liabilities falling by $15.3 million since December 31, 2009 and a drop in the overall cost of funds to 1.16% in 2010 from 1.96% in the prior year.

Noninterest income decreased 8.7% to $1,815,000 in the year ended December 31, 2010 from $1,989,000 in the same period last year. A reduction in rental income and losses on the disposition of foreclosed assets and investment securities were partially offset by improvement in income earned on bank-owned life insurance and fees on loans held for sale.

Noninterest expense remained essentially flat year-to-year, with increases in personnel and marketing costs offset by lower FDIC and professional service charges.

Net income in the fourth quarter of 2010 totaled $262,000 compared to $381,000 in the three months ended December 31, 2009. Net income available to common shareholders in the quarter just ended was $141,000 ($0.04 per basic and diluted common share) compared to $261,000 ($0.07 per basic and diluted common share) in the comparable period of 2009.

In the final three months of 2010, net interest income declined by $163,000 or 4.1% compared to the same period of the prior year and the provision for credit losses recorded by the Company increased to $927,000 from $427,000. A decrease of $96,000 in noninterest income compared to the fourth quarter of 2009 was more than offset by a $558,000 or 15.9% reduction in noninterest expense (primarily FDIC and personnel costs).

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals in central Maryland through eight community banking offices located in Anne Arundel and Queen Anne’s Counties. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road in Annapolis.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of December 31, 2010 and December 31, 2009
($000)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2010	2009
Assets
Cash and due from banks	$12,851	$5,936
Interest bearing balances with banks	11,984	10,138
Federal funds sold	11,859	8,690
Investment securities, available for sale	96,295	117,883
Federal Reserve and Federal Home Loan Bank stock	3,035	3,260
Loans held for sale	1,379	3,296
Loans, net of allowance of $6,853 and $7,926	271,684	270,736
Premises and equipment	8,787	9,274
Accrued interest receivable	1,567	1,934
Deferred income taxes	2,929	3,902
Investment in bank owned life insurance	5,442	4,226
Real estate owned	1,608	2,398
Other assets	2,720	2,659
Total Assets	$432,140	$444,332

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$45,514	$40,834
Interest bearing	295,400	309,629
Total deposits	340,914	350,463
Securities sold under agreement to repurchase	14,558	14,642
Long term borrowed funds	35,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expenses	1,894	1,595
Total Liabilities	397,366	411,700

Stockholders' Equity
Preferred stock	8,063	7,985
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,643	11,501
Retained earnings	14,499	13,367
Accumulated other comprehensive income (loss)	296	(494)
Total Equity	34,774	32,632
Total Liabilities and
Equity	$432,140	$444,332

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Twelve Month Periods Ended December 31, 2010 and 2009
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Interest Income
Loans	$4,080	$4,128	$16,013	$15,972
Investments	720	1,350	3,776	5,145
Interest bearing balances with banks	6	8	24	56
Federal funds sold	11	7	40	53
Total interest income	4,817	5,493	19,853	21,226

Interest expense
Deposits	642	1,126	3,198	5,570
Securities sold under agreements to repurchase	30	30	107	121
Borrowed funds	284	313	1,151	1,240
Junior debentures	44	44	177	204
Total interest expense	1,000	1,513	4,633	7,135
Net interest income	3,817	3,980	15,220	14,091

Provision	927	427	2,148	6,540

Net interest income after provision	2,890	3,553	13,072	7,551

NonInterest Income
Service charges	310	304	1,193	1,207
Mortgage banking	19	25	74	98
Other fee income	136	149	494	493
Gain on sale of loans	56	23	159	135
(Loss) gain on sale of REO and other assets	(68)	48	(50)	56
Loss on sale of securities	-	-	(55)	-
Total noninterest income	453	549	1,815	1,989

NonInterest Expense
Personnel expense	1,573	1,772	6,801	6,557
Occupancy and equipment expense	398	387	1,603	1,525
Data processing expense	207	205	836	845
Professional fees	133	181	554	729
Marketing expense	103	35	352	251
FDIC expense	135	438	562	902
Other operating expense	399	488	1,677	1,596
Total noninterest expense	2,948	3,506	12,385	12,405

Income (loss) before taxes	395	596	2,502	(2,865)
Income tax expense (benefit)	133	215	886	(1,158)
Net income (loss)	262	381	1,616	(1,707)
Preferred stock dividend and discount accretion	121	120	485	442
Net income (loss) available to common shareholders	$141	$261	$1,131	$(2,149)

Basic earnings (loss) per common share	$0.04	$0.07	$0.29	$(0.56)
Diluted earnings (loss) per common share	$0.04	$0.07	$0.29	$(0.56)
Book value per common share	$6.81	$6.39	$6.81	$6.39

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.24%	0.34%	0.37%	(0.38%)
Return on average equity	2.93%	4.59%	4.68%	(5.24%)
Average equity to average assets	8.15%	7.41%	7.93%	7.33%
Net interest margin	3.73%	3.71%	3.69%	3.32%
Efficiency ratio	69.05%	77.41%	72.70%	77.15%

Other Ratios
Allowance for credit losses to loans	2.45%	2.81%	2.45%	2.81%
Nonperforming assets to total assets	2.35%	4.35%	2.35%	4.35%
Net charge-offs to average loans	0.53%	0.57%	1.16%	1.00%
Tier 1 capital ratio	12.8%	12.5%	12.8%	12.5%
Total capital ratio	14.1%	13.7%	14.1%	13.7%

Average Balances
Assets	435,039	443,809	435,478	444,414
Earning assets	405,843	425,661	412,247	424,831
Loans, gross	277,141	280,358	277,141	273,990
Interest-bearing liabilities	350,770	367,501	355,545	370,850
Stockholders' equity	35,444	32,904	34,547	32,596

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, CFO
410-224-4455